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                                                              EXHIBIT 10.12

                          EXPLOYMENT AND INCENTIVE AGREEMENT


     THIS AGREEMENT is made and entered into as of September 30, 1992 between HENRY COMPANY, a California corporation ("Henry"), HENRY II, a California corporation ("Henry II"), and WARNER DEVELOPMENT COMPANY OF TEXAS, a Texas corporation ("WDC") (collectively, Henry, Henry II and WDC shall be referred to hereinafter as the "Companies"), and RICHARD B. GORDINIER ("Executive").

                                       RECITALS

     A. Executive is presently employed by Companies, pursuant to an employment agreement entitled "Amended and Restated Employment and Incentive Bonus Agreement", dated March 1, 1989. The parties desire to cancel said agreement and by this Agreement establish a new employment contract between Companies and Executive.

     B. Executive's employment with Companies started in January, 1988. In his capacity as Chief Operating Officer of Companies he has contributed substantially to the success and growth of Companies. As Companies are family owned, the incentive of stock options is not considered to be feasible, yet it is the desire of Companies that recognition of Executive's services be afforded him through the participation program hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

     1.   EMPLOYMENT

          Companies hereby employ Executive and Executive hereby accepts employment under the terms and conditions hereinafter set forth.

     2.   DUTIES

          Subject to the authority of the Board of Directors of Henry and Warner
W. Henry, or his successor, who is Chairman of the Board and Chief Executive Officer of Companies, Executive, as the President and Chief Operating Officer of Companies, shall have direct and general supervision, direction and control of the management, other officers, business and affairs of Companies, including the power and authority to make decisions of policy which relate to Companies' goals and plans or which have a substantial effect on the operation of Companies, its financial position or results, or its relations with governmental bodies, consumers or the public generally. Executive, as President and Chief Operating Officer, shall also be responsible for Companies' marketing, operations, financial performance and compliance with all applicable laws or regulations.


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     3.   SERVICES

          For the term of his employment, Executive shall perform his duties hereunder in a diligent manner; shall devote his entire business time, attention and effort to the affairs of Companies within the scope of his employment as is reasonably necessary for the proper rendition of said services; shall use his best efforts to promote the interests of Companies; and shall be just and faithful in carrying out his duties. Subject to the provisions set forth in
Section 2. Executive's services shall be rendered when and as required by Companies' Boards of Directors and in accordance with their instructions, directions and control. Companies understand and agree that, notwithstanding the foregoing, Executive may serve during the term of this Agreement as a director on the boards of directors of businesses, civic or community corporations or entities other than Companies, if he shall obtain the prior approval of Companies' Executive Committee of the Board of Directors, which may be withheld if any Executive Committee member reasonably determines that Executive's so serving as a director for any such corporation or entity would interfere with the performance of Executive's duties hereunder or would conflict with the best interests of any of the Companies.

     4.   TERM

          The term of this Agreement shall begin on the date of this Agreement and will continue to December 31, 1992, at which date and on each December 31 thereafter, this Agreement will automatically renew for another one (1) year term, unless this Agreement is earlier terminated as hereinafter provided in Paragraph 6.

     5.   COMPENSATION

          A. BASE SALARY. For the remainder of 1992 and for the year 1992, Companies shall pay Executive a base salary of $200,000 per year, payable semi-monthly, less income tax withholdings and other normal employee deductions. The base salary will be subject to review for each successive year after December 31, 1992 by the Executive Committee of the Board of Directors during the preceding month of December of each such year.

          B. GUARANTEED BONUS. In addition to the base salary, Companies shall pay to Executive for the employment year of 1992 a guaranteed bonus of $100,000. The guaranteed bonus will be subject to review for each succeeding year after December 31, 1992 by the Executive Committee of the Board of Directors, during the preceding month of December of each such year.

          C. OTHER BENEFITS. Executive shall be entitled to the following benefits in addition to his salary:

               (a) Paid vacation and sick leave as made generally available to the senior executives of Henry;

               (b) Participation in Henry's medical and dental plans and long-term


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disability and life insurance programs, as made generally available to the senior executives of Henry, at no charge to Executive. Family coverage under Henry's medical and dental plans shall be made available to Executive at a nominal charge;

               (c) An automobile allowance or the use of an automobile, in accordance with the general practice of Henry for its senior executives; and

               (d) Reimbursement for periodic dues for the World Presidents Organization, the Annandale Country Club and the California Club.

     D.   EXECUTIVE LOANS.   As further compensation for the services of
Executive, Henry has loaned Executive a total of $175,000 during his employment. Such loans (the "Executive Loans") shall bear no interest. The Executive Loans shall be repaid in the following manner:

          (a) If Executive becomes entitled to receive any of the Participation and Termination Awards provided in the following subparagraph E and paragraph 6C, then the Executive Loans shall be repaid first by application of the Reduction Amount [defined in paragraph 5E (d)(2)] which application will reduce the amount of Participation Award otherwise payable; and then

          (b) If a balance remains outstanding with respect to Executive Loans after Executive's employment hereunder is terminated, Executive shall repay the balance of such loans in four equal annual installments, the first of such installments to be paid within ninety (90) days after termination of employment. Each of the next installments shall be made on the three succeeding anniversary dates of the first installment; the unpaid balance of the Executive loans shall bear no interest.

          E.   PARTICIPATION AWARD.

               (a) In the event there is a distribution of money or assets made to the shareholders of Companies either of profits or from the sale of assets or of stock, or as a return of capital, Executive shall be entitled to participate in any such distribution (a "Participation Award").

               (b)  The Participation Award shall be calculated as follows:

                    In the event any distribution is made as described in Paragraph E (a) above, if Executive is employed by Companies at the time of such occurrence and has been employed for less than five employment years, Companies shall pay to Executive a Participation Award mutually agreed upon between Companies and Executive, but in no event shall the Participation Award be less than ten percent (10%) of the distribution being made to the shareholders. If Executive's employment is more than five years, the Participation Bonus shall not be less than Twenty Percent (20%) of the distribution being made.

               (c)  In the event a distribution is made to the shareholders of


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Companies, which is a consequence of the sale of Henry, in determining the
Participation Award to Executive, only that portion of the money received that exceeds $5,895,559.00 shall be subject to the distribution Participation Award formula set forth in Paragraph E (b) above.

               (d)  Provisions applicable to the Participation Award:

                    (1) Any stock sale must be to a party that is not one of the shareholders of any of the Companies. For the purpose of this Agreement, the term "shareholder" shall mean any of the following who are owners of common stock, namely, Warner W. Henry, his spouse, his lineal descendants or any trust established for the benefit of any of them.

                    (2) Any Participation Award that is payable shall be reduced by $200,000 plus the outstanding balance of the Executive Loan (the "Reduction Amount"). If more than one Participation Award is made, the Reduction Amount to be applied shall be the balance of any then outstanding loan, plus any portion remaining of the $200,000 deduction that was not utilized with reference to any previous Participation Awards that were made.

                    (3) In computing sale proceeds, proceeds shall be reduced by all expenses incurred by such shareholders or any of the Companies in effecting such sale or transfer, including but not limited to the fees and expenses incurred in employing brokers, investment bankers, appraisers, attorneys and accountants. If sale proceeds consist of non-cash consideration (for example notes or stock), the value of such non-cash consideration shall be agreed to by the Companies and Executive and, if the Companies and Executive cannot agree as to such value, the value of the non-cash consideration shall be determined by appraisal, as hereinafter provided.

     6.   TERMINATION

          A. EVENTS AND CONSEQUENCES OF TERMINATION. The employment of Executive hereunder shall cease and terminate upon the occurrence of any one of the following events:

               (a) By Executive, upon ninety (90) days' advance written notice to Companies;

               (b)  Upon the death of Executive;

               (c) Upon the permanent disability of Executive upon thirty (30) days' notice by Companies. For the purposes of this Agreement, Executive shall be deemed permanently disabled if the Board of Directors of Henry shall determine in good faith that any ailment, illness or other incapacity prevents Executive from engaging in his regular occupation and employment as contemplated by this Agreement for a period of three (3) consecutive months;


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               (d)  Immediately after Companies gives Executive written notice of termination for cause. For purposes of this Agreement, "cause" shall be defined and limited to mean: (i) Executive's conviction of or plea of guilty to a felony or a crime involving moral turpitude, (ii) Executive's material breach of any provision of this Agreement, or (iii) Executive's willful breach or habitual neglect of his duty in the course of his employment.

               (e) Thirty (30) days after Executive gives Companies written notice that Companies has materially breached any provision of this Agreement, if Companies has materially breached this Agreement and such breach continues unremedied for 30 days after Executive gives such written notice.

          B. If Executive's employment hereunder is terminated for cause pursuant to subparagraph (d) above, Executive shall be entitled to receive no compensation after the date of termination of Executive's employment hereunder other than the portion of his salary and bonus provided for in Sections 5A and 5B accrued prior to the effective date of termination of Executive's employment hereunder. If Executive's employment hereunder is terminated pursuant to subparagraphs (a), (b), (c), or (e) above, Executive shall be entitled to receive (i) the portion of his salary and bonus provided for in Section 5A and 5B accrued prior to the effective date of termination; (ii) such salary and bonus as is provided for in Sections 5A and 5B for a twelve month period determined as though Executive had continued to be employed during the twelve-month period commencing on such effective date of termination and (iii) any Additional Termination Award to which the Executive is entitled as hereinafter provided.

               Notwithstanding anything to the contrary herein, Section 9 herein shall survive the termination of Executive's employment hereunder regardless of the reason for termination of Executive's employment hereunder.
 Further Companies may, at their option, after giving Executive notice of termination for cause, or after receipt of notice of termination given by Executive, remove or suspend Executive from performance of any or all of his offices or duties under this Agreement.

          C. ADDITIONAL TERMINATION AWARD. Upon the termination of Executive's employment, if the termination is for any reason other than for cause, as described in paragraph 6A (d), in addition to the payments provided for in paragraph 6B, the Companies shall collectively pay to Executive a Termination Award, in the aggregate, calculated as follows:

               (a) First, a "termination percentage" is to be determined using the following table:


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

          NUMBER OF YEARS                        TERMINATION PERCENTAGE
          ---------------                        ----------------------
           OF EMPLOYMENT                           (NOT TO EXCEED 20%)
           -------------                           -------------------
        4 but less than 5                                   8%

        5 but less than 6                                  10%

        6 but less than 7                                  12%

        7 but less than 8                                  14%

        8 but less than 9                                  16%

        9 but less than 10                                 18%

        10 or more                                         20%


               (b)  Second, determine the "termination value" of each of the
Companies: (a) termination value as to Henry is the amount by which the fair market value of Henry's outstanding shares of common stock exceeds $5,895,595,
(b) termination value as to Henry II and WDC is the fair market value of the outstanding common stock of each Company. If the fair market value cannot be agreed upon by Executive and Companies, such value will be determined by appraisal, as hereinafter provided.

               (c) Then, multiply the applicable termination percentage (First above), by the termination value (Second above). From the product so determined, subtract the then outstanding balance in the Reduction Amount, if any. The Termination Award as calculated above is termed the Employment Year Calculation.

               (d) Should the termination of Executive be the consequence of his death or permanent disability [Paragraph 6A (b) or (c)] in determining the Termination Award, rather than using the table above set forth for determination of the termination percentage, if Executive has been employed by Henry less than 5 years, the Termination Award shall be computed using a termination percentage of 10% and if Executive has been employed more than 5 years, the termination percentage figure shall be 20%. The Termination Award calculated by this paragraph is termed the "Alternative Calculation".

               (e) Companies have acquired life insurance on the life of Executive in the amount of $2,000,000.00, to assist in funding the obligations under Paragraphs 6A (b) and 6A (c).

               (f) In the event Executive's employment has terminated because of permanent disability [Paragraph 6A (c)] and he dies before reaching age 65, Executive shall be


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entitled to receive the Additional Termination Awards, as provided in
Paragraph 6C.

          D.   PAYMENT OF TERMINATION AWARD

               A Termination Award payable under Section 6C shall be paid in four equal annual installments, the first of such installments to be paid within thirty (30) days after final determination of the Termination Value under
Section 6C. Each of the next installments shall be made on the three succeeding anniversary dates of the first installment; the unpaid balance of the award shall bear interest at the prime rate of Bank of America existing on the due date of the first installment. Notwithstanding any other provision of this
Section 6, any Termination Award payable under Section 6 initially totaling less than Two Hundred Thousand Dollars ($200,000) shall be paid in one lump sum, such payment to be made within thirty (30) days after final determination of the amount.

          E. EXCLUSIVITY OF TERMINATION PROVISIONS. In the event that Companies shall terminate Executive's employment hereunder whether or not in accordance with this Article 6, Executive's sole remedy for such termination shall be to receive the compensation to which he would have been entitled had Companies terminated this Agreement in accordance with the provisions of this
Article 6, such compensation being in lieu of any other damages, compensatory or punitive, or other relief to which Executive might otherwise have been entitled,.

     7.   APPRAISAL

          A. In the event Participation or Termination values as referenced above cannot be mutually agreed upon, the valuation shall be determined by an appraiser acceptable to both parties, and such appraiser shall appraise the shares as of the date of the event causing the valuation. If the parties are unable to agree on an appraiser within 60 days following the event causing valuation, each party shall name his own appraiser. If the lower of the two resulting evaluations is less than 85% percent of the higher evaluation, the original appraisers shall appoint a third, whose determination of the valuation shall be final. Otherwise, the valuation shall be the average between the two valuations originally determined. The parties shall share equally the fees and expenses of any appraiser named jointly and each party shall bear the fees and costs of any appraiser named solely by such party. Each party shall bear his own expenses in presenting evidence to the two appraisers.

          B. In determining this valuation, the appraisers appointed under this Agreement shall consider all opinions and relevant evidence submitted to them by the parties, or otherwise obtained by them, and shall set forth their determination in writing together with their opinions and the considerations on which the opinions are based, with a signed counterpart to be delivered to each party, within 90 days of commencing appraisal.

          C. Each of the Companies and Executive agree to cooperate fully with the appraiser(s) determining Termination Values and further agree to provide such financial information, background data and documentation which is reasonably requested by such appraiser(s).

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

     8.   EXPENSES

          The Companies during the term shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in the course of his employment, upon presentation by Executive to the Companies of reasonably detailed statements of expenses for which reimbursement is claimed.

     9.   EMPLOYMENT COVENANTS AND AGREEMENTS

          A. EMPLOYEE'S KNOWLEDGE. Executive agrees that he will not, during the term hereof or hereafter, make use of, divulge or otherwise disclose, directly or indirectly, any trade or business secret (including, without limitation, any customer list, data, records or financial information constituting a trade or business secret) concerning the business or policies of the Companies which he may have learned as a result of his employment during the term, except to the extent such use or disclosure is necessary to the performance of this Agreement. The provisions of this Section 9.A shall survive the expiration or termination, for any reason, of this Agreement. In addition, Executive shall not during the term hereof make use of, develop or otherwise disclose, directly or indirectly, any confidential information concerning the business or policies of the Companies which he may have learned while an employee, officer or director of the Companies.

          B. EXCLUSIVITY OF EMPLOYMENT. During the period of Executive's employment under this Agreement, Executive's services shall be exclusive to the Companies during ordinary working hours or at such other times as may be required by the Companies and Executive shall not directly or indirectly render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise (except to the extent set forth in the final sentence of Section 3 of this Agreement), or engage in any activity competitive with or adverse to the Companies' business or welfare.

     10.  NOTICES

          All notices required or desired to be given hereunder shall be in writing and shall be delivered in person or by registered or certified mail, telex, telecopier, telegraph or cable, first-class postage or toll prepaid, return receipt requested and addressed to the parties at their respective addresses set forth below, unless by such notice a different address shall have been designated:


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          To any of the Companies:           Henry Company
                                             2911 Slauson Avenue
                                             Huntington Park, CA 90255
                                             Attention:     Warner W. Henry


          To Executive:                      Richard B. Gordinier
                                             645 Allen Avenue
                                             San Marino, CA 91108


          All notices properly sent by mail, stamped and addressed as aforesaid, shall be deemed given five days after being deposited in the mail. All other notices shall be deemed given on the date of service, if served personally on the party to whom notice is to be given, or the date of transmission, if sent by telex, telecopier or telegraph.

     11.  MISCELLANEOUS

          A. TERMINATION OF FORMER EMPLOYMENT AGREEMENT. By the execution of this Agreement, the parties hereto mutually agree that the "Amended and Restated Employment and Incentive Bonus Agreement" dated March 1, 1989 is terminated and of no further force or effect.

          B. HEADINGS. The headings and titles to the articles, sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision hereof.

          C. MODIFICATIONS AND WAIVER. No cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

          D. ENTIRE AGREEMENT. This Agreement supersedes all other agreements, oral or written, heretofore made with respect to the subject hereof and the transactions contemplated hereby, and contains the entire agreement of the parties with respect to the subject matter hereof. Executive acknowledges that this Agreement only provides for compensation for employment and neither confers upon Executive any rights as a shareholder of any of the Companies nor gives Executive any rights to acquire any shares in any of the Companies.

          E. SEVERABILITY. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision of this Agreement. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that


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this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

          F. CONTROLLING LAW. All questions concerning the validity and operation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of California.

          G. ASSIGNMENTS. Henry shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any affiliate, successor or other subsidiary of Henry. Executive agrees that this Agreement is personal to him and his rights and interests hereunder may not be assigned, nor may his obligations and duties hereunder be delegated.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


HENRY COMPANY



By /s/ Warner W. Henry                       /s/ Richard B. Gordinier
  -------------------------------            ----------------------------
  Warner W.  Henry                           RICHARD B. GORDINIER
  Chairman of the Board


  HENRY II



By /s/ Warner W. Henry
  -------------------------------
  Warner W.  Henry
  Chairman of the Board



  WARNER DEVELOPMENT COMPANY OF TEXAS



By /s/ Warner W. Henry
  -------------------------------
  Warner W. Henry
  Chairman of the Board


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